UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 2, 2006

EvergreenBancorp, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Washington	000-32915	91-2097262
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

301 Eastlake Avenue East, Seattle, Washington		98109
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	206 628 4250

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Registrant's wholly-owned subsidiary, EvergreenBank (the "Bank"), entered into individual Change of Control Severance Agreements (the "Agreement") with Michelle P. Worden and Valerie K. Blake, effective February 2, 2006. Ms. Worden serves as Executive Vice President of the Bank and Ms. Blake serves as Senior Vice President of the Bank. The following summary applies to each executive’s Agreement with the Bank.

The Agreement provides for severance benefits if the executive’s employment is terminated under certain defined circumstances within twelve (12) months following a change of control, as defined in the Agreement. Those circumstances include termination of employment for "good reason" or other than "termination for cause," as those terms are defined. Severance benefits for the executive include: (i) a sum equal to one (1) times the executive’s W-2 income, before salary deferral, received from the Bank for the calendar year ending before, or simultaneously with, the effective date of the change of control; (ii) a continuation, for twelve (12) months after the effective date of termination, of life, medical, dental, and disability coverage substantially identical to the coverage maintained by the Bank for the executive immediately prior to the effective date of termination, except to the extent such coverage may be changed in its application to all Bank employees on a nondiscriminatory basis. If the severance benefits payable under the Agreement, together with any other payments made or to be made for the executive’s benefit would be a "parachute payment" as defined in Section 280G of the Internal Revenue Code, then payment under the Agreement shall be reduced so that the total amount does not constitute a parachute payment. The Agreement is further limited so that no payment would constitute a "golden parachute" payment under identified regulatory rules.

The Agreement contains termination provisions that can become effective under stated circumstances. As part of the consideration for the benefits provided, the executive agrees to honor certain confidentiality and noncompetition provisions described in the Agreement.

On February 3, 2006, Susan L. Gates, Executive Vice President and Chief Credit Officer of the Registrant’s wholly-owned subsidiary, EvergreenBank, (the "Bank") entered into a Separation Agreement with the Bank.

The Separation Agreement contains the terms and conditions of Ms. Gates’ separation of employment with the Bank, including the payment of two months of regular base pay as a lump sum payment less required deductions and additional payment of the equivalent of four months of medical/vision and dental premiums based on Ms. Gates’ coverages as of her last day of active work on February 10, 2006. Among other provisions, the Separation Agreement addresses the treatment of other benefits that are or may be available to Ms. Gates.

The foregoing is only intended to be a summary description of certain terms of the referenced agreements and is not intended to be a complete discussion of each agreement. Accordingly, the foregoing is qualified entirely by the full text of the Agreement and Separation Agreement which are annexed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K.

Item 2.02 Results of Operations and Financial Condition.

On February 3, 2006, Registrant issued a press release announcing financial results for the fourth quarter and year ended December 31, 2005. The press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

This information, including Exhibit 99.1, is furnished pursuant to Item 2.02 and shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) The following are attached as Exhibits: Change of Control Severance Agreement; Separation Agreement; and Registrant's Press Release.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EvergreenBancorp, Inc.

February 8, 2006	By:	William G. Filer II

Name: William G. Filer II
Title: Executive VP & CFO

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Exhibit Index

Exhibit No.	Description

10.1	Change of Control Severance Agreement
10.2	Separation Agreement
99.1	Registrant's Press Release